EXHIBIT 10.13
HealthStream, Inc. (the “Company”)
Summary of Director and Executive Officer Compensation
I. Director Compensation. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Retainers and Fees	2011
Annual Retainer fee	$2,000
Board meeting fee	$1,000
Committee chair meeting fee	$1,000
Committee member meeting fee	$500
     In addition to the cash compensation set forth above, each non-employee director receives a nondiscretionary annual grant of a non-qualified option for the purchase of 15,000 shares of the Company’s common stock. The option is granted in connection with our Annual Meeting of Shareholders, vests over a three year period, and has an exercise price equal to the fair market value of the stock on the grant date.
II. Executive Officer Compensation. The following table sets forth the current base salaries and the fiscal 2010 performance bonuses provided to our executive officers, including the individuals who the Company expects to be its Named Executive Officers for 2011.

Executive Officer	Current Salary	Fiscal 2010 Bonus Amount
Robert A. Frist, Jr.	$230,000	$80,500
Arthur E. Newman	$217,500	$76,125
J. Edward Pearson	$222,500	$77,875
Kevin P. O’Hara	$212,500	$74,375
Gerard M. Hayden, Jr.	$212,500	$74,375
Jeffrey S. Doster	$212,500	$74,375
Michael Sousa	$185,000	$18,750
III. Additional Information. The foregoing information is summary in nature. Additional information regarding Director and Named Executive Officer compensation will be contained in our proxy statement for the 2011 Annual Meeting of Shareholders that we will file with the Securities and Exchange Commission within 120 days of the end of the fiscal year to which this report relates.